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                                                                    EXHIBIT 20.1

                                  NEWS RELEASE

FOR RELEASE:                                      CONTACT:
Immediately                                       Linda A. Kelley
                                                  615-373-0104
                                                  Ext. 224


                   UNITED CITIES FILES FOR IOWA RATE INCREASE

         BRENTWOOD, TENN. -- December 8, 1995 -- United Cities Gas Co., (NASDAQ: UCIT), a multistate distributor of natural and propane gas, announced today it has filed with the Iowa Utilities Board requesting a general rate increase totaling $750,000 in annual revenues.

         The application filed represents an overall rate increase of 14.4% for approximately 4,600 customers in or near the cities of Keokuk and Montrose, Iowa. United Cities has requested an 11.19% return on rate base and 13% return on common equity. If approved by the Board, new rates would go into effect in October of 1996.

         This is the first rate increase United Cities has requested since acquiring its Iowa service territory in 1989. The company said it is seeking the proposed increase to counter rising operating costs.

         United Cities Gas Company distributes natural and propane gas to approximately 325,000 customers in ten states. The Company is also engaged in other energy-related businesses.




[LOGO UNITED CITIES GAS COMPANY]                     UNITED CITIES GAS COMPANY
                                                     5300 Maryland Way
                                                     Brentwood, Tennessee 37027
                                                     615-373-0104